Exhibit 10.2

Execution Version

Business Combination Agreement

by and between

W.E.T. Automotive Systems Aktiengesellschaft,

Rudolf-Diesel-Str. 12, 85235 Odelzhausen, Germany

(hereinafter “W.E.T.” or the “Company”, as the case may be),

Amerigon, Inc.,

21680 Haggerty Road, Suite 101 Northville, Michigan 48167, USA

(hereinafter “Amerigon”),

and

Amerigon Europe GmbH,

Ulmer Strasse 160b, 81656 Augsburg, Germany

(hereinafter “Amerigon Europe” or the “Bidder”, as the case may be,

and with W.E.T. and Amerigon each of them a “Party” and collectively the “Parties”).

Preamble

1.	W.E.T. is a German stock corporation (Aktiengesellschaft) with its seat in Odelzhausen, Germany, registered with the commercial register at the local court of Munich under HRB 119793. The Company is one of the leading suppliers of seat climate technology, automobile seat heaters and automotive cable technology.

2.	The nominal share capital of the Company amounts to EUR 9,600,000.00 and is divided into 3,200,000 bearer shares without par value (the “Shares”). The Shares are admitted for trading at the regulated market at the Frankfurt Stock Exchange (General Standard) and are traded under ISIN DE0005081608. In addition, the Shares are traded at the stock exchanges of Berlin, Stuttgart, Dusseldorf, Hamburg and Munich.

3.	Indigo Capital IV L.P., London (“Indigo Capital”), is the owner of 926,497 Shares (the “IC-Shares”), ICWET L.P., London (“ICWET”), is the owner of 1,075,866 Shares (the “ICWET-Shares”), and Industrie-Beteiligungs-Gesellschaft mbH, Frankfurt (“IBG”, together with Indigo Capital and ICWET the “Sellers”), is the owner of 295,300 Shares (the “IBG-Shares”, together with the IC-Shares and the ICWET-Shares the “Sale Shares”). The proportion of voting rights of Indigo Capital in the Company amounts to 30.48%, the proportion of voting rights of ICWET amounts to 35.39 % and the proportion of voting rights of IBG amounts to 9.71%. A number of 159,988 Shares are held by the Company in treasury stock which do not carry voting rights; this corresponds to a proportion of the share capital of 4.99% (the “Treasury Stock”).

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4.	Amerigon is a corporation incorporated under the laws of Michigan, USA. Amerigon is a leader in developing products based on advanced thermoelectric technologies for a wide range of global markets and applications. The common stock of Amerigon is quoted at NASDAQ under “ARGN”.

5.	Amerigon Europe is a German limited liability company (Gesellschaft mit beschränkter Haftung) with its seat in Augsburg, registered with the commercial register at the local court of Augsburg under HRB 25596. All shares in Amerigon Europe are held by Amerigon.

6.	The Parties wish to combine their businesses and to settle a US-patent litigation which is currently pending between them. In order to do so, Amerigon is interested in acquiring through the Bidder, and the Bidder is interested in acquiring itself, the Sale Shares from the Sellers. The Sellers are interested in selling the Sale Shares to the Bidder. Therefore, Amerigon and the Sellers have signed, on 14 January 2011, a Letter of Intent in which Amerigon has confirmed its intention to enter into a binding agreement for the acquisition of the Sale Shares from the Sellers at a price of EUR 40.00 per Share (the “Letter of Intent”).

7.	Amerigon intends, after entering into an agreement with the Sellers, to have the Bidder acquire the Sale Shares and to have the Bidder make a voluntary public offer for all Shares other than the Sale Shares which the Company has issued (the “Remaining Shares” and the “Tender Offer”, respectively, and the acquisition of the Sale Shares by the Bidder and the Tender Offer collectively the “Transaction”). Therefore, equally on 14 January 2011, Amerigon and the Company have signed a Letter of Interest in which Amerigon has expressed its interest to carry out the Transaction and to make a voluntary tender offer for the Remaining Shares at a price of at least EUR 40.00 per Share (the “Letter of Interest” and the price per Remaining Share of at least EUR 40.00 the “Minimum Offer Price”). The intentions of Amerigon and the Bidder with regard to the future business activity of the Company in the sense of Sec. 11 para. 2 sentence 3 no. 2 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) are set out in Sec. IV. of this agreement (the “BCA” or the “Agreement”).

8.	According to both, the Letter of Intent and the Letter of Interest, Amerigon has received letters from financing sources indicating a high likelihood of raising the equity funds and securing the debt financing necessary to complete the Transaction.

9.	Prior to the signing of this Agreement, Amerigon and its advisors have carried out a limited due diligence with regard to the Company in the course of which they have assessed the financial, commercial, legal, factual and other circumstances of the Company and its business (the “Due Diligence”). As a result of the Due Diligence, Amerigon has made its own evaluation of the Transaction and has resolved to carry out the Transaction on the terms set forth in this Agreement.

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10.	Prior to the signing of this Agreement, the management board of the Company (the “W.E.T. Management Board”) has, to the extent possible and based on the information available to it, extensively and comprehensively evaluated the Transaction and its foreseeable consequences to both, the Company and its shareholders. As of the signing of this Agreement, the W.E.T. Management Board is of the opinion that the Transaction is in the best interest of the Company and its shareholders. In particular, after taking into consideration the intentions of Amerigon and the Bidder with regard to the future business activity of the Company as set out in this Agreement, the W.E.T. Management Board is of the opinion that, as of the signing of this Agreement, the Minimum Offer Price is fair and appropriate.

11.	In order to independently verify its assessment regarding the financial fairness and appropriateness of the Minimum Offer Price, the W.E.T. Management Board intends to have a fairness opinion submitted by an independent financial institution or audit firm (the “Fairness Opinion”) prior to issuing its reasoned opinion according to Sec. 27 of the German Securities Acquisition and Takeover Act.

12.	Based on the aforementioned, in particular taking into account their independent assessment and evaluation of the Transaction, the Parties wish to proceed with and accomplish the Transaction. Accordingly, by entering into this Agreement, the Parties intend to establish the basic elements of the Transaction, in particular, but not limited to, (i) the structure of the Transaction and the terms and conditions of the Tender Offer (Sec. I.), (ii) the promotion and assistance of the Transaction by the W.E.T. Management Board to the extent legally permissible (Sec. II.), (iii) the future corporate structure of Amerigon and the Company, including, but not limited to, the organization and composition of their legal representative bodies (Sec. III.), (iv) the intentions of Amerigon and the Bidder with regard to the future business activity of the Company (Sec. IV.), and (v) the necessary filings in connection with the Transaction, in particular filings with the competent anti-trust authorities (Sec. V.).

NOW, THEREFORE, the Parties hereby agree as follows:

I.

Structure of the Transaction,

Terms and Conditions of the Tender Offer

1.	The Transaction shall be effected by (i) the sale and transfer of the Sale Shares from the Sellers to the Bidder as set forth in para. 2 below, and (ii) - subject to para. 10. below - the Tender Offer which will be made by the Bidder in the form of a voluntary takeover bid (freiwilliges Übernahmeangebot) according to Secs. 29 et seq. of the German Securities Acquisition and Takeover Act.

2.	The sale and transfer of the Sale Shares from the Sellers to the Bidder will be effected in accordance with the terms and conditions of a share purchase agreement entered into,

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at the latest on the Target Date (as defined below), between (i) the Bidder, (ii) Amerigon, and (iii) the Sellers (the “SPA”). The SPA will provide that the Bidder may request, after the publication of the Offer Document (as defined below), from the Sellers, at its sole discretion, that the Sale Shares shall be tendered into the Tender Offer instead of being transferred to the Bidder under the SPA, in which case the term “Remaining Shares” shall then include the Sale Shares, and the term “Remaining Shareholders” shall include the Sellers. A draft version of the SPA is attached to this Agreement as Annex I.2.

3.	The Bidder will prepare an offer document for the Tender Offer in accordance with the laws of the Federal Republic of Germany, in particular, but not limited to, the provisions of the German Securities Acquisition and Takeover Act and the respective subordinate legislation (the “Offer Document”). The Offer Document will reflect the terms and conditions for the Tender Offer as set forth in this Agreement, mainly, but without limitation to, the structure of the Transaction, the Minimum Offer Price, the Tender Offer Conditions (as defined below), the future corporate structure of W.E.T. and Amerigon, the intentions of Amerigon and the Bidder with regard to the future business activity of the Company, the financing of the Transaction as well as the tender offer procedure and the timing of the Transaction.

4.	The Bidder will use its commercially reasonable efforts to submit the Offer Document to the German Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin, the “FSA”) within four weeks after the publication of its decision to make the Tender Offer according to Sec. 10 para. 1 of the German Securities Acquisition and Takeover Act (the “Tender Offer Announcement”), at the latest on 28 March 2011 or, if the FSA will grant an extension of this four weeks period, at such time as indicated by the FSA in its decision on the extension request or as otherwise accepted by the FSA as the latest possible date for submission (the “Tender Offer Submission Date”). The Parties acknowledge that if the Bidder fails - due to a lack of secured financing - to submit the Offer Document to the FSA by the Tender Offer Submission Date this Agreement may be terminated pursuant to Sec. VI, but that neither the Bidder nor Amerigon shall have any liability whatsoever resulting from failure to submit such document by such date.

5.	The Bidder will publish the Offer Document in accordance with Sec. 14 para. 3 sentence 1 of the German Securities Acquisition and Takeover Act immediately after approval of the Offer Document by the FSA, at the latest within three bank working days (the “Offer Publication Date”) in Frankfurt a. M., Germany, after expiry of the review period (without the FSA having prohibited the Tender Offer) according to Sec. 14 para. 2 sentence 1 of the German Securities Acquisition and Takeover Act.

6.

According to the Offer Document, the price per Remaining Share will be the Minimum Offer Price of at least EUR 40.00. The Minimum Offer Price will be paid to the shareholders of the Remaining Shares (the “Remaining Shareholders”) in cash. The Tender Offer will only and exclusively be subject to the conditions of (i) the Bidder acquiring Shares in the Company (including the Sale Shares) which correspond to 71.80 per cent

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of the total number of all issued Shares in the Company (including, for the avoidance of doubt, the Treasury Stock), and (ii) the receipt of all necessary clearances by US, European and other regulatory authorities, including, but not limited to, cartel clearance (the “Tender Offer Conditions”).

7.	It is currently envisaged that the Offer Document will provide for an acceptance period for the Tender Offer of four weeks after the publication of the Offer Document according to Sec. 14 para. 3 sentence 1 of the German Acquisitions and Takeover Act (Sec. 16 para. 1 of the German Securities Acquisition and Takeover Act), followed by the additional acceptance period of two weeks according to Sec. 16 para. 2 of the German Securities Acquisition and Takeover Act (the “Additional Acceptance Period”).

8.	The consummation of the Transaction, consisting in the transfer in rem to the Bidder of (i) the Sale Shares in accordance with the terms and conditions of the SPA (in case such Sale Shares have not been tendered into the Tender Offer), and (ii) the Remaining Shares for which the Tender Offer was accepted (the “Closing”), shall take place without undue delay after the expiry of the Additional Acceptance Period, provided, however, that the Tender Offer Conditions have been met.

9.	Amerigon is currently taking steps to ensure that the necessary financial means for the financing of the Transaction are at the Bidder’s disposal, when the respective obligations are due. As required by Sec. 13 para. 1 sentence 2 of the German Securities Acquisition and Takeover Act, the Bidder will provide the written confirmation of an independent investment services provider (unabhängiges Wertpapierdienstleistungsunternehmen) to be determined, that it has taken such measures which are necessary to ensure that the necessary means to perform its obligations under the Tender Offer are at its disposal when the consideration is due (the “Financing Confirmation”).

10.	In case Amerigon respectively the Bidder is not able to meet the timeline set forth in preceding paras. 3 through 5 above, but nevertheless acquires “control” within the meaning of Sec. 29 para. 2 of the German Securities Acquisition and Takeover Act pursuant to the consummation of the SPA, Amerigon shall be obliged to make a mandatory tender offer in accordance with Secs. 35 et seq. of the German Securities Acquisition and Takeover Act, but shall not assume any other liability towards the Company, W.E.T Management Board or any other third party in that respect.

II.

Promotion and Assistance of the Transaction

by the W.E.T. Management Board

1.	Based on its evaluation of the Transaction as set out in Sec. 9. of the Preamble to this Agreement, the W.E.T. Management Board, as of the signing of this Agreement, supports the Tender Offer and the Transaction.

2.	Subject to its duties and responsibilities according to German statutory law, mainly its

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fiduciary duties, duties of loyalty and duties of care according to Sec. 93 of the German Stock Corporation Act, as well as the needs and requirements according to the German Securities Acquisition and Takeover Act and subordinate legislation (the “Legal Requirements”), and further subject to the conditions that, as of the publication of the W.E.T. Management Board’s reasoned opinion according to Sec. 27 of the German Securities Acquisition and Takeover Act (the “W.E.T. Management Opinion”),

2.1	the circumstances and assumptions based on which the W.E.T. Management Board has made its evaluation of the Transaction and its foreseeable consequences to the Company and its shareholders as set out in Sec. 9. of the Preamble to this Agreement have not materially changed; and

2.2	the Tender Offer is made in accordance with this Agreement and German statutory law, and the Offer Document reflects the terms and conditions for the Tender Offer as set forth in this Agreement; and

2.3	the Fairness Opinion concludes that the Minimum Offer Price offered to the Remaining Shareholders in the Offer Document is fair and appropriate as of the publication of the W.E.T. Management Opinion; and

2.4	the Financing Confirmation was provided by the Bidder in accordance with Sec. 13 para. 1 sentence 2 of the German Securities Acquisition and Takeover Act (paras. 2.1 through 2.4 above collectively the “Support Conditions”), the W.E.T. Management Board will, as part of the W.E.T. Management Opinion, confirm that in its opinion the Minimum Offer Price is fair and appropriate and that it supports the Tender Offer and the Transaction and recommends to the Remaining Shareholders to accept the Tender Offer.

3.	The circumstances and assumptions based on which the W.E.T. Management Board has made its evaluation of the Transaction and its foreseeable consequences to the Company and its shareholders as set out in Sec. 9. of the Preamble to this Agreement shall be deemed to have materially changed (in the sense of para. 2.1 above), inter alia, but not exclusively, in case a third party has, without hereunto having been solicited or encouraged by the W.E.T. Management Board, publicly announced or published a competing tender offer (a “Competing Tender Offer”) which the W.E.T. Management Board, after having extensively and comprehensively evaluated the Competing Tender Offer and its foreseeable consequences to both the Company and its shareholders, considers superior to the Tender Offer.

4.

The terms of this Agreement and of the Letter of Interest do not restrict the rights and duties of the W.E.T. Management Board and of the Company, or any other rights and obligations of the W.E.T. Management Board and of the Company under the Legal Requirements, to extensively and comprehensively evaluate a publicly announced or published Competing Tender Offer and its foreseeable consequences to both the Company

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and its shareholders, taking into account all relevant facts and circumstances, and to assess whether the Competing Tender Offer is preferable to the Tender Offer and, should this be the case, to establish that, in the opinion of the W.E.T. Management Board, the Competing Tender Offer is superior to the Tender Offer, inter alia, but not limited to, in press releases or in the reasoned opinion to the Competing Tender Offer according to Sec. 27 of the German Securities Acquisitions and Takeover Act.

5.	Subject to the Legal Requirements and as long as the Support Conditions are satisfied, the W.E.T. Management Board shall not revoke, or modify, the W.E.T. Management Opinion until the expiry of the Additional Acceptance Period.

6.	Subject to the Legal Requirements and as long as the Support Conditions are satisfied, the W.E.T. Management Board shall recommend, and positively refer to, the Tender Offer and the Transaction in any communication with its shareholders, other stakeholders of the Company and in publications, events or speeches addressed to the public such as interviews, roadshows, press conferences or the like.

7.	Subject to the Legal Requirements and as long as the Support Conditions are satisfied, the W.E.T. Management Board shall not, without approval of the Bidder, (i) exercise any authorized capital within the meaning of Sec. 202 of the German Stock Corporation Act or support the issuance of any stock options or similar instruments which entitle its owner to acquire or subscribe to shares in the Company or (ii) dispose of any part or all of the Treasury Stock, or acquire (directly, or indirectly, by itself, its subsidiaries or a third person acting on behalf of any of it or them) any new treasury stock or conclude (directly, or indirectly, by itself, its subsidiaries or a third person acting on behalf of any of it or them) any agreement within the meaning of Sec. 31 para. 6 of the German Securities Acquisitions and Takeover Act.

8.	Subject to the Legal Requirements, the Company shall schedule the next shareholders’ meeting of the Company to take place not earlier than 14 July 2011.

9.	The Company hereby warrants to the Bidder that there are no material inaccuracies of the financial information published by the Company which are known to the W.E.T. Management Board.

III.

Future Corporate Structure of Amerigon and W.E.T.

1.

The Parties agree that both, the Bidder and the Company, shall remain separate corporate entities also after the Closing. The Parties acknowledge that, according to the ruling of the FSA (Bescheid) dated 31 March 2010, the Company may not distribute dividends to its current shareholders until 30 September 2012 (the “Dividend Ban”). The Parties are of the joint opinion that the Dividend Ban does not apply to dividends resolved upon in a shareholders’ meeting following the Closing, i.e. after the Bidder has acquired control over the Company. Amerigon and the Bidder will not vote for a dividend payment of

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more than EUR 2.00 per Share in any shareholders’ meeting of the Company prior to the DPLTA Effective Date (as defined below).

2.	Subject to approval of the respective corporate bodies, in particular the shareholders’ meeting of the Company, the Bidder and the Company shall enter, after the Closing, into a domination and profit transfer agreement within the meaning of Secs. 291 et seq. of the German Stock Corporation Act (Beherrschungs- und Gewinnabführungsvertrag im Sinne der §§ 291 ff. AktG) to be agreed upon between the Company and the Bidder in due course and good faith (the “Domination and Profit Transfer Agreement”). The Domination and Profit Transfer Agreement shall be submitted for approval to the Company’s shareholders’ meeting, if possible, during 2011. The Domination and Profit Transfer Agreement will become effective upon its registration with the commercial register of the Company (the “DPLTA Effective Date”).

3.	The Parties agree that the current composition of the W.E.T. Management Board shall, for the duration of their respective service agreements (Anstellungsvertrag), remain unaffected after the Closing. Accordingly, Amerigon and the Bidder hereby undertake, notwithstanding the provisions in Sec. 3 below, (i) to refrain from any legal or factual act in order to effect a premature termination of the appointment (Bestellung) and / or service agreement (Anstellungsvertrag) of any member of the W.E.T. Management Board, and (ii) to make best efforts, as far as legally permissible, that representatives of Amerigon or the Bidder, who are members of a corporate body of the Company, do not take, induce or support any such legal or factual act; Sec. 84 para. 3 of the German Stock Corporation Act remains unaffected.

4.	The Parties agree that it is their common understanding that the Company, represented by the supervisory board, and the current members of the W.E.T. Management Board enter into new service agreements as of the DPLTA Effective Date. The Parties undertake to make best efforts, as far as legally permissible, that the current service agreements of the members of the W.E.T. Management Board are amended prior to the signing of the Domination and Profit Transfer Agreement in such way that each member of the W.E.T. Management Board shall be entitled to resign from his office and terminate his service agreement with effect as of the DPLTA Effective Date in case the Company and the respective member of the W.E.T. Management Board have not, prior to the DPLTA Effective Date, agreed upon the contents and conclusion of a new service agreement. The termination has to be declared within two weeks following the DPLTA Effective Date. In such case of a termination of his service agreement by a member of the W.E.T. Management Board, the termination shall become effective two months following the DPLTA Effective Date and the respective member of the W.E.T. Management Board shall be entitled to the payment of the remuneration (Gesamtvergütung) for the remaining term of his current service agreement and his appointment as member of the W.E.T. Management Board, assuming an achievement of 100 per cent (Zielerreichung von 100%) with regard to any and all bonuses, royalties (Tantiemen) or other performance-related parts of his remuneration.

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5.	In order to secure the corporate powers of the current members of the W.E.T. Management Board after the DPLTA Effective Date, the Parties agree that the current CEO of the Company, Mr. Caspar Baumhauer, shall, at the DPLTA Effective Date, and as far as legally permissible, in particular according to German statutory law or applicable US law, become board member of Amerigon.

IV.

Intentions of Amerigon and the Bidder

with regard to the Future Business Activity of W.E.T.

1.	The Company shall persist as a stand-alone, publicly listed company in the form of a German stock corporation (Aktiengesellschaft), unless a squeeze-out procedure is consummated pursuant to the German Stock Corporation Act or the German Securities Acquisition and Takeover Act. Accordingly, prior to the DPLTA Effective Date, neither the Bidder nor Amerigon, nor any other person affiliated with Amerigon in the sense of Secs. 15 et seq. of the German Stock Corporation Act, nor any person qualifying as “person acting in concert” with Amerigon or the Bidder in the sense of Sec. 2 para. 5 sentence 1 of the German Securities Acquisition and Takeover Act (gemeinsam handelnde Person) will exercise a dominating influence on the Company (beherrschenden Einfluss ausüben). Subject to the foregoing sentences, the Bidder, Amerigon, any other person affiliated with Amerigon in the sense of Secs. 15 et seq. of the German Stock Corporation Act, and all persons qualifying as a “person acting in concert” with Amerigon or the Bidder in the aforementioned sense will respect the autonomy of the Company in accordance with Secs. 311 et seq. of the German Stock Corporation Act, and all deliveries and services (Liefer- und Leistungsbeziehungen) between them and the Company and persons affiliated with the Company in the sense of Secs. 15 et seq. of the German Stock Corporation Act will be rendered on customary market terms at arms’ length conditions.

2.	Amerigon entirely supports and trusts in the current business model of the Company and the W.E.T. Management Board. After the Closing, the current W.E.T. Management Board shall continue to run the business of the Company in accordance with its legal obligations, taking into account the best interest of all stakeholders in the Company.

3.	Amerigon and the Bidder have the following intentions with regard to the future business activity of the Company (which the Bidder will describe correspondingly and in market-customary terms in the Offer Document according to Sec. 11 para. 2 sentence 3 no. 2 of the German Securities Acquisition and Takeover Act):

3.1

The seat of the Company, both the statutory and the administrative seat (Satzungssitz und Verwaltungssitz), shall remain in Odelzhausen. Amerigon and the Bidder do not intend to make significant changes or amendments to the Company’s business branches and overall product portfolio, its subsidiaries or business sites, as well as its organizational and administrative structure until the DPLTA Effective Date. The same applies to the overall working conditions of the employees

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of the Company and its subsidiaries, as well as to the existing employees’ representations.

3.2	Except for the conclusion of the Domination and Profit Transfer Agreement and potential measures taken thereunder, Amerigon and the Bidder do not intend to increase the aggregate amount of financial liabilities of the Company.

4.	Amerigon assists and supports the Company’s actual and future growth strategy, and it has sufficient financial means at its disposal to support this strategy as a stable and reliable financing partner. Accordingly, Amerigon is open, subject to a positive decision of its responsible corporate bodies in each case, to participate in future financing measures of the Company which are necessary to implement the Company’s strategy. In particular and subject to the Company’s reasonable cooperation, Amerigon undertakes to secure the necessary bank financing of the Company in a seamless manner following the Closing.

5.	Amerigon and the Bidder hereby undertake vis-à-vis the Company for a period of twelve months after the publication of the final acceptance level of the Tender Offer according to Sec. 23 para. 1 sentence 1 no. 3 of the German Securities Acquisition and Takeover Act upon expiry of the Additional Acceptance Period

(i)	not to dispose over the Shares held by them to an individual third party, to a person affiliated with such individual third party in the sense of Secs. 15 et seq. of the Geman Stock Corporation Act, or to a person which qualifies as a “person acting in concert” with such individual third party in the sense of Sec. 2 para. 5 sentence 1 of the German Securities Acquisition and Takeover Act (with the disposal of Shares via a stock exchange or to several third parties being permitted),

(ii)	not to accept a tender offer with regard to the Shares by any such party, and

(iii)	not to undertake vis-à-vis any such party to accept a tender offer with regard to the Shares, if and as long as (y) the management board and the supervisory board of the Company do not approve such tender offer (i.e. in a press release or in their reasoned opinion according to Sec. 27 para. 1 of the German Securities Acquisition and Takeover Act recommend to reject the offer, and do not withdraw such disapproval in a subsequent reasoned opinion), and (z) (1) the current members of the W.E.T. Management Board remain in their offices, (2) no further financial liabilities are taken up by the Company, (3) the dividend policy of the Company is not materially changed or amended (except for in accordance with the Domination and Profit Transfer Agreement or as indicated in Section 3 No. 1 above), and (4) no disposal of essential subsidiaries or business units is announced.

Amerigon will procure that all persons affiliated with it in the sense of Secs. 15 et seq. of the German Stock Corporation Act, in particular, the Bidder will comply with the obligations pursuant to this Sec. IV.5.

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V.

FSA, Cartel Clearance

1.	The Bidder and, subject to the Legal Requirements and as long as the Support Conditions are satisfied, the Company will make all necessary filings, applications and announcements or statements vis-à-vis the FSA, in order to obtain approval of the Offer Document and to carry out and accomplish the Transaction.

2.	The Parties will co-operate and make commercially reasonable efforts to obtain all necessary anti-trust approvals in a timely manner, in particular US anti-trust approval by the Federal Trade Commission (FTC) or the U.S. Department of Justice, as the case may be, and for that purpose undertake to provide all necessary data, documents and other relevant information.

3.	If and to the extent the granting of anti-trust approval, in any relevant jurisdiction, is made subject to conditions or impositions (Bedingungen oder Auflagen) by the competent anti-trust authority, and these conditions and impositions must be satisfied by the Bidder or by persons affiliated with the Bidder in the sense of Secs. 15 et seq. of the German Stock Corporation Act, the Bidder shall have the option, and shall consider in good faith, to satisfy these conditions or impositions at its own expense and risk or to instruct the respective affiliated person to satisfy the conditions and impositions correspondingly. For the avoidance of doubt, it is hereby clarified that (i) the aforementioned obligation to satisfy conditions or impositions is not incumbent on the Company or persons affiliated with the Company in the sense of Secs. 15 et seq. of the German Stock Corporation Act; provided, however, that (y) the Company shall nevertheless remain obligated under para. 2 above concerning cooperation in connection with efforts to obtain all anti-trust approvals and (z) if the Company or persons affiliated with the Company in the sense of Secs. 15 et seq. of the German Stock Corporation Act are requested in connection with any such anti-trust approval to pay or commit to pay any material amount of cash or other consideration, the Bidder shall be given the opportunity to make such payments or commitment on behalf of the Company or affiliated persons, and (ii) in no event shall the obligation of the Bidder under this section apply to such conditions or impositions which (y) are economically not reasonable (wirtschaftlich unzumutbar) to the Bidder or the respective affiliated persons or (z) alter the fundamental nature of the Transaction (including, but not limited to, requiring a sale, divestiture or other disposal of any assets or business).

VI.

Term, Termination

1.	This Agreement shall enter into force as of the day of its execution and shall have a duration until the earlier of (i) 18 months from the date hereof and (ii) the DPLTA Effective Date. It may be terminated by mutual written consent of the Parties and unilaterally by giving written notice with immediate effect

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1.1	by either Party if the SPA is not entered into at the latest on 28 February 2011 (the “Target Date”),

1.2	by the Company if (i) the Bidder has not made the Tender Offer Announcement by the Target Date at the latest, (ii) the Bidder has not submitted the Offer Document to the FSA by the Tender Offer Submission Date at the latest, (iii) the Bidder has not published the Offer Document by the Offer Publication Date at the latest, (iv) insolvency proceedings are opened over the assets of Amerigon or the Bidder, or (v) the opening of insolvency proceedings over the assets of Amerigon or the Bidder is rejected due to lack of sufficient funds,

1.3	and by Amerigon if (i) the Bidder has not submitted the Offer Document to the FSA by the Tender Offer Submission Date at the latest, (ii) insolvency proceedings are opened over the assets of the Company or (iii) the opening of insolvency proceedings over the assets of the Company is rejected due to lack of sufficient funds.

2.	In the event of termination of this Agreement all further obligations of the Parties under this Agreement will terminate, except as otherwise set forth in this Agreement and except that the duties and obligations of the Parties under Secs. VII., VIII. and IX. below (“Confidentiality”, “Notices” and “Miscellaneous”) remain unaffected; provided, however, that if termination is declared by one Party because of the breach of this Agreement by another Party, or because one or more of the conditions to the terminating Party’s obligations under this Agreement have not been satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

3.	In the event of termination of this Agreement each Party shall deliver to the respective other Party all documents, working papers and other materials furnished to it by the respective other Party in connection with the Transaction, irrespective of whether such materials have been furnished before or after the date of this Agreement.

VII.

Confidentiality

1.	Unless otherwise provided for in this Agreement, the Parties shall keep the content and the existence of this Agreement strictly confidential (the “Duty of Confidentiality”). Any announcement or publication by either Party with respect to the content and the existence of this Agreement may only be made with the prior written consent of the respective other Party. The Duty of Confidentiality does not apply to

(i)

such publications, announcements and ad hoc-announcements to which a Party is obliged by mandatory law, in court proceedings, administrative proceedings or other proceedings based on mandatory law or regulations (the Parties expressly acknowledge that Amerigon and/or the Bidder are required under applicable law to

Business Combination Agreement - W.E.T. AG / Amerigon, Inc. / Amerigon Europe GmbH	Page 13 of 16

disclose this Agreement in a filing with the U.S. Securities and Exchange Commission within four business days from the date of this Agreement, to the FSA and parts thereof in the Offer Document and related filings). In such case, the respective Party shall - to the extent legally permissible - inform the respective other Party immediately and in any case prior to the respective publication or announcement and agree upon a further course of action with the other Party, or

(ii)	any information which is already publicly known as of the date of this Agreement or becomes thereafter publicly known, other than as a result of a disclosure by either Party in violation of this paragraph.

2.	Notwithstanding the aforementioned, the duties and obligations of each Party, in particular the duty of confidentiality, according to the Letter of Interest shall remain unaffected.

VIII.

Notices

Any notice or other declaration in connection with this Agreement must be made in writing and must be transmitted to the following persons by registered mail with return receipt or by telefax under the following addresses:

1.	If to Amerigon:

Dan Coker

Amerigon, Inc.

21680 Haggerty Road, Suite 101

Northville, Michigan 48167, USA

Telefax: +1 248 348 3734

with a copy to:

Peter Memminger/Dr. Christoph Rothenfusser

Milbank, Tweed, Hadley & McCloy LLP

Taunusanlage 15

D - 60325 Frankfurt am Main

Telefax: + 49 69 71 914 3500.

2.	If to the Company:

Caspar Baumhauer (CEO)/Thomas Liedl (CFO)

W.E.T. Automotive Systems Aktiengesellschaft

Rudolf-Diesel-Str. 12

D - 85235 Odelzhausen

Telefax: +49 8134 933 401

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with a copy to:

Dr. Wolfgang Grobecker

P+P Pöllath + Partners

Kardinal-Faulhaber-Str. 10

D - 80333 München / Munich

Telefax: + 49 89 24 240 996.

IX.

Miscellaneous

1.	Each Party shall bear its own costs and expenses in connection with this Agreement and the Transaction.

2.	Amerigon hereby undertakes vis-à-vis the Company to procure that the Bidder complies with all duties and obligations incumbent on it pursuant to the terms of this Agreement.

3.	All amendments to this Agreement (including any amendment to this clause) must be made in writing, unless a stricter form is required by mandatory law.

4.	This Agreement contains all agreements among the Parties in regard of the subject matter hereof. No side or other agreements have been entered into by the Parties with regard to the subject matter of this Agreement.

5.	In the event any provision hereof or part thereof is for any reason held to be or becomes invalid or unenforceable, the validity of the remaining provisions hereof shall not be affected or impaired thereby. Instead of the invalid or unenforceable provision hereof or part thereof, such valid and enforceable provision or part thereof shall be deemed to be agreed upon which most closely corresponds to the intended economic purpose of the invalid or unenforceable provision or part thereof. The same shall apply to any supplementary interpretation of any of the terms of this Agreement (ergänzende Vertragsauslegung).

6.	This Agreement shall be subject to the laws of the Federal Republic of Germany, without giving effect to the German rules on conflicts of laws. Any disputes arising out of or in connection with this Agreement shall be, to the extent legally permissible, subject to the exclusive jurisdiction of the courts of Frankfurt.

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Odelzhausen, this 28 February 2011	Northville, this 28 February 2011

/s/ Caspar Baumhauer /s/ Thomas Liedl	/s/ Daniel R. Coker
W.E.T. Automotive Systems Aktiengesellschaft, duly represented by Caspar Baumhauer, CEO	Amerigon, Inc. duly represented by Dan Coker
Northville, this 28 February 2011

/s/ Daniel R. Coker
Amerigon Europe GmbH duly represented by Dan Coker

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Annex I.2.

[See Exhibit 10.1 filed with this Current Report on Form 8-K]